EXHIBIT 10.62

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (“Supply Agreement”) dated as of December 29, 2003 (the “Effective Date”), is made and entered into by and between UNIFIED WESTERN GROCERS, INC., a California corporation (“UWG”), and C & K MARKET, INC. (“Retailer”), with reference to the following facts:

RECITALS

A. UWG is a wholesale distributor to retail grocers of food products and nonfood items (sometimes referred to as “grocery products”), doing business primarily on a cooperative or patronage basis with independent retail grocers that are shareholders of UWG and which shareholders receive patronage dividends based upon the volume of their purchases from UWG.

B. Retailer owns and operates, directly or indirectly (through one of more entities or Affiliates), 49 independent full service retail grocery markets in California and Oregon.

C. The execution and delivery of this Supply Agreement is a condition to UWG’s and Retailer’s obligations to close the transactions contemplated by that certain Series A Preferred Stock Exchange Agreement (the “Exchange Agreement”).

D. UWG and Retailer desire to enter into this Supply Agreement pursuant to which UWG would become Retailer’s primary long-term supplier on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and agreements set forth in this Supply Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Retailer and UWG hereby agree as follows:

1. Purchase and Sale of Merchandise.

1.1 Subject to the terms of this Supply Agreement, Retailer hereby agrees that Retailer and its Affiliates shall, during the term of this Supply Agreement, purchase from UWG or its Affiliates Merchandise in the product categories in such quantities so as to meet the requirements as set forth in Section 2 below, which Merchandise Retailer and its Affiliates will carry in its retail grocery stores for resale to its customers, and UWG (on behalf of itself and the Suppliers) hereby agrees to sell such Merchandise to Retailer and its Affiliates. Listed on Schedule 1.1 are (i) the retail grocery stores owned or operated by Retailer and (ii) a list of Affiliates of Retailer that own or operate retail grocery stores.

1.2 Retailer hereby agrees to be fully responsible for its Affiliates and their compliance with the terms of this Supply Agreement, and guarantees full and timely performance, by each of Retailer’s Affiliates, with all of the terms and conditions of this Supply Agreement. If any of Retailer’s Affiliates fail to pay any monies due to a Supplier, then upon receipt of notice from UWG, Retailer shall immediately pay such amount due. Retailer hereby agrees that a breach of this Supply Agreement by any of Retailer’s Affiliates shall be considered a breach by Retailer.

1.3 As Retailer or its Affiliates open new retail grocery markets or as Retailer acquires new Affiliates engaged in the retail distribution of grocery products, the parties hereto hereby agree that such new retail grocery markets and new Affiliates of Retailer shall automatically be covered by the obligations contained in this Supply Agreement. Retailer shall promptly notify UWG of all such new retail grocery markets and new Affiliates, and of all changes in the retail grocery market and Affiliates list on Schedule 1.1. UWG shall have the option at any time, upon notice to Retailer, of (i) requiring the Affiliates to execute a joinder to this Agreement, or (ii) excluding (temporarily or permanently) any Affiliate of Retailer or any particular retail grocery market from being covered by this Supply Agreement. If UWG excludes an Affiliate of Retailer or any particular retail grocery market from coverage by this Supply Agreement, then this Supply Agreement shall continue in effect as to the Retailer and all of its other Affiliates and all of their other retail grocery markets which have not been specifically excluded by UWG.

1.4 Provided that Retailer (i) is not in breach of this Supply Agreement and (ii) is in full compliance with the Standard Terms, then the Merchandise being purchased by Retailer from Supplier will be purchased by Retailer, and sold by Supplier, pursuant to the then current Standard Terms. Retailer hereby agrees to comply with the then current Standard Terms, which shall contain the prices for the Merchandise to be purchased from Suppliers by Retailer pursuant to this Supply Agreement, the service and delivery fees applicable to such Merchandise purchases which are payable by Retailer and other terms (including terms of payment) applicable to such sales of Merchandise. Supplier reserves the right to change the Standard Terms from time to time, in its sole discretion, upon notice to Retailer. Notwithstanding the foregoing, upon Retailer’s acceptance of any Merchandise, Retailer shall be deemed to have accepted Supplier’s then current Standard Terms with regard to such Merchandise even if notice has not been given of changes thereto. Supplier’s individual sales prices for food products or nonfood items will change from time to time, and no advance notice to Retailer need be given of such changes.

1.5 Each Purchaser hereby agrees that (i) Supplier shall have no obligation to sell to Retailer any food products or nonfood items which are not stocked by Supplier, (ii) Supplier may, at any time and in its sole discretion, discontinue the stocking of any items, types or categories of food products or nonfood items, and (iii) Supplier may, at any time and in its sole discretion, impose quantity or other limitations, restrictions or requirements on, or in connection with, the food products or nonfood items being sold to Retailer.

1.6 Retailer shall place its purchase orders for Merchandise in accordance with Supplier’s instructions which may be specified to Retailer from time to time. All orders shall be subject to Supplier’s approval and acceptance.

1.7 If Retailer has failed to pay any Supplier, when due, for Merchandise previously shipped, then all Suppliers may, in their sole discretion, delay shipment of any or all other purchase orders of Retailer or cancel any or all out-standing purchase orders of Retailer.

2. Purchasing Covenants.

2.1 Minimum Percentage. For each calendar quarter throughout the Term, Retailer and each of Retailer’s Affiliates shall purchase Merchandise in the Product Categories, the total aggregate price of which after taking into account any discounts and allowances shall be equal in amount to not less than 55% of Retailer’s gross aggregate cost of sales during such quarter of all Merchandise in all stores owned or operated by Retailer and its Affiliates during such quarter.

2.2 Minimum Annual Purchases. For each calendar year throughout the Term, Retailer, together with its Affiliates, shall purchase Merchandise in the Product Categories from Supplier equal to at least $125,000,000.

INITIALS:              (Retailer)              (UWG)

3. Additional Covenants.

3.1 UWG Preference. Retailer agrees that if Retailer or any of Retailer’s Affiliates shall contemplate any Change in any source of supply for any Merchandise not purchased from UWG or its Affiliates then Retailer shall: (a) give UWG as much advance written notice as is practicable under the circumstances, but in no event less than thirty (30) days, to specify the categories and quantities of Merchandise involved and other relevant information with respect to the proposed Change; (b) before committing to a source of supply, permit UWG to present to Retailer terms and conditions under which UWG would be willing to supply the involved Merchandise to Retailer; and (c) purchase such involved Merchandise from UWG unless Retailer establishes that the overall and aggregate material terms and conditions of purchasing such Merchandise from UWG (based upon price, quality and service overall and in the aggregate as offered by UWG and its Affiliates) are not generally competitive to the overall and aggregate material terms and conditions offered by another prospective supplier proposed to be selected by Retailer. As used herein, “Change” shall mean any commitment of any type, whether written or oral, and any renewal, modification or extension of any agreements to purchase merchandise, by and between Retailer and any supplier other than UWG involving aggregate purchases by Retailer of products in excess of $500,000 in any twelve (12) month period. Without any way modifying the obligations set forth in this Paragraph, within thirty (30) days of the effective date of this Supply Agreement, Retailer shall provide UWG with a listing of any agreements to purchase products or Merchandise between Retailer and any supplier other than UWG in effect as of the effective date of this Supply Agreement.

3.2 Additional Products. With respect to Merchandise currently not offered by UWG or its Affiliates (collectively, “Additional Products”), Retailer shall initially be free to purchase such Additional Products from whatever source it deems appropriate; provided that UWG and Retailer agree to cooperate in mutual good faith to encourage Retailer and each of Retailer’s Affiliates to purchase Additional Products from UWG or its Affiliates when UWG or its Affiliates is able to supply the Additional Products to Retailer so long as the overall and aggregate material terms and conditions of purchasing Additional Products from UWG or its Affiliates (based upon price, quality and service overall and in the aggregate) are general competitive with the overall and aggregate material terms and conditions offered by other similar full-line wholesale grocery suppliers serving Retailer’s geographical area for similar goods, merchandise and services. The term “generally competitive” is intended to mean as to price that, on the average and in the aggregate, and taking into account the totality of the financial accommodations and contractual relationships between UWG and its Affiliates, on the one hand, and Retailer and its Affiliates, on the other hand, the prices for merchandise or Additional Products are generally the same, although there may be some prices for individual merchandise products or individual Additional Products which are higher than prices for such individual products charged by other suppliers.

3.3 Trademarks and Tradenames. Retailer hereby agrees, on behalf of itself and each of Retailer’s Affiliates, that (i) nothing in this Supply Agreement shall give Retailer any right, title or interest in any trademarks, service marks, or trade secrets of UWG, its Affiliates, or any Supplier, (ii) Retailer shall not apply for or obtain a registration for any trademark or service mark of UWG, its Affiliates, any Supplier, or any similar mark thereto, (iii) Retailer shall not use the corporate name, trade name, trademark or service mark of UWG, its Affiliates, or any Supplier, or any confusingly similar name or mark, without the prior written consent (on a case-by-case basis) of UWG, its Affiliates or a Supplier, as the case may be, (iv) all usage by Retailer, once approved by UWG, its Affiliates, or a Supplier, as the case may be, of any name, trademark or service mark shall, at all times, be of the highest quality and standards in order to maintain the good name and reputation of UWG, its Affiliates, any Supplier, and such name and marks, and not to confuse, mislead or deceive the public, (v) upon expiration or termination of this Supply Agreement, Retailer shall cease all usage of any name or mark of UWG, its Affiliates, and any Supplier, and (vi) the obligations of this Section 3.3 shall survive any expiration or termination of this Supply Agreement.

4. Term and Termination.

4.1 Term. This Supply Agreement shall become effective as of the date of this Supply Agreement and shall continue in effect until the latter of (i) the tenth anniversary of the Effective Date, (ii) the date on which all Financing Obligations are no longer outstanding (the “Term”), unless earlier terminated in accordance with Section 4.2.

4.2 Termination. If not sooner terminated, this Supply Agreement may be terminated as follows:

(a) In the event either party hereto breaches or otherwise fails to perform any part of this Supply Agreement (other than a payment breach), then the party hereto not in breach shall notify (in writing) the party in breach and demand that such breach or such failure to perform be corrected within a stipulated period, which period shall not be less than thirty (30) days following notification. If the party in breach fails to correct the breach within the period stated in the written notice of demand for correction, the other party may, in its sole discretion, immediately terminate this Supply Agreement by giving the party in breach written notice of termination; provided, however, that if such breach cannot reasonably be corrected within the period stated in the written notice of demand for correction, the other party shall not have the right to immediately terminate the Supply Agreement until such breach could be reasonably corrected so long as the party in breach has undertaken reasonable action to correct such breach and is continuing to diligently pursue such corrective action.

(b) UWG may terminate this Supply Agreement in the event Retailer shall: (i) file, or have filed against it, a petition to declare it insolvent or bankrupt, (ii) make an assignment for the benefit of its creditors, (iii) be dissolved or liquidated, (iv) cease to conduct business, (v) apply for or consent to the appointment of a receiver, trustee, or liquidator, or (vi) fail to pay its debts and obligations as they mature in accordance with normal business practices.

(c) Notwithstanding Section 4.2(a) hereof, UWG may terminate this Supply Agreement upon written notice to Retailer at any time upon the occurrence of any one or more of the following: (i) Retailer’s failure to pay when due any invoice due Supplier; (ii) Retailer’s failure to fulfill the purchasing covenants in Section 2 of this Agreement, (iii) Retailer’s or any of its Affiliate’s payment default under any financing agreement, including but not limited to any promissory note, guaranty, lease, sublease or security agreement, in connection with any equity investment, loan of money, lease or financial support transaction between UWG or its Affiliates and Retailer or its Affiliates, (iv) Retailer ceases to be a member-patron of UWG in good standing, (v) Retailer’s sale of all or substantially all of its assets, or (vi) a Change in Control of Retailer.

5. Record Keeping and Reporting Requirements.

5.1 Records and Accounts. Retailer shall maintain at its principal place of business accurate records as shall be necessary to verify Retailer’s compliance with this Supply Agreement. Within a reasonable time period after UWG’s request, Retailer shall complete such reports and supply such information as may be reasonably requested by UWG or any of its Affiliates to verify compliance with, or facilitate performance under, this Supply Agreement.

5.2 Inspection. From time to time, upon reasonable notice during ordinary business hours, Retailer shall permit UWG, through UWG’s own officers or employees or through a firm of public accountants selected by UWG, to inspect the records described in Section 5.1 and to take copies thereof.

5.3 Reporting Requirements. Within forty-five (45) days and ninety (90) days after the end of each fiscal quarter and each fiscal year end, respectively, of Retailer, Retailer shall deliver to UWG a calculation reflecting whether Retailer has complied with its Purchase obligations pursuant to this Agreement.

6. Remedies.

6.1 Remedies for Breach by Retailer. Retailer acknowledges that UWG’s business is a cooperative business dependent upon the collective purchasing power of its member-patrons for efficient operation and that UWG and its member-patrons would be irreparably damaged in amounts difficult to ascertain by any breach of this Supply Agreement by Retailer. Accordingly, Retailer agrees that, in addition to any other remedy available under applicable laws, UWG shall be entitled to the remedy of specific performance of this Supply Agreement in the event of a material breach of this Supply Agreement by Retailer. In the event either party elects to terminate this Supply Agreement by reason of a breach of this Supply Agreement by the other, such election to terminate shall not constitute an election of remedies and the nondefaulting party shall be entitled to pursue any other remedy available at law or in equity, including but not limited to injunctive relief, without bond, security, or proof of actual damages.

6.2 Break-up Fee. In recognition of the value associated with this Supply Agreement, Retailer hereby agrees that in the event that this Supply Agreement is breached in any material respect by Retailer or in the event that this Supply Agreement is terminated at any time before the expiration of its Term for any reason other than a breach by UWG of its obligations under this Supply Agreement (a “Break-Up Event”), then UWG shall be entitled to a break-up fee equal to the product of (i) Retailer’s (together with Retailer’s Affiliates) average weekly purchases from Supplier for the one year period prior to the Break-Up Event (or the period since the Effective Date if the Break-Up Event occurs prior to the first anniversary of the Effective Date) multiplied by 1% and (ii) the number of delivery weeks remaining until the tenth anniversary of the Effective Date. The foregoing payment shall be due and payable on the effective date of Break-Up Event and if not paid shall accrue interest at the maximum rate permitted by law from the due date until the amount is paid in full by Retailer. The parties hereto have considered this issue and agree that actual damages would be extremely difficult and impracticable to determine in such event, that this solution represents a reasonable estimate of such damages, and, therefore, hereby adopt this provision as a liquidated damages provision.

INITIALS:              (Retailer)              (UWG)

6.3 Obligations Existing at Termination. Expiration or termination of this Supply Agreement shall not release either party to this Supply Agreement from any liability or obligation which at the time of expiration or termination is already accrued to the other party or which thereafter may accrue with respect to an act or omission arising either prior to such expiration or termination or after such expiration or termination when there is a continuing obligation.

7. Force Majeure. Anything to the contrary in this Supply Agreement notwithstanding, neither party to this Supply Agreement shall be liable to the other party for any loss, injury, delay, damages, or other casualty suffered or incurred by such other party due to riots, storms, fires, earthquakes, explosions, embargoes, directives of any governmental agency, any other law or regulation, litigation or labor dispute, acts of God, war, shortage of supply, or any other cause that is beyond the reasonable control of either party to this Supply Agreement. Any failure or delay by either party hereto in performance of any of its obligations under this Supply Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Supply Agreement.

8. Miscellaneous

8.1 Cooperation. Each of the parties hereto shall use such party’s reasonable efforts to take or cause to be taken all actions, to execute such documents, to cooperate with the other party hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable, in each case to consummate and make effective the transactions contemplated by this Supply Agreement.

8.2 Entire Supply Agreement. This Supply Agreement (including the Schedules hereto which are incorporated herein by this reference) and the other agreements specifically referenced herein constitutes the entire agreement among the parties hereto with regard to the subject matter hereof, and supersede any and all other agreements, arrangements, and understandings, oral or written, among the parties hereto with respect to the subject matter hereof. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

8.3 Amendments. This Supply Agreement shall not be modified or amended except by an instrument in writing executed by each of the parties hereto.

8.4 Successors. This Supply Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assignees; provided, however, that Retailer may not assign or transfer this Supply Agreement or any interest herein, either directly or indirectly, in whole or in part, without the prior written consent of UWG.

8.5 Waiver. Any waiver of a provision of this Supply Agreement or any failure to perform under this Supply Agreement must be in writing signed by the party waiving its rights and shall apply only in the specific instance and for the specific purpose given. The giving of a waiver in one instance or for one purpose shall not create any implied obligation to give a waiver in another instance or for another purpose.

8.6 Headings. The headings in this Supply Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision of this Supply Agreement.

8.7 Severability. In case any one or more of the provisions contained in this Supply Agreement should be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The provisions of this Supply Agreement are intended to be severable. The parties agree to cooperate to provide a revised provision to replace any invalid, illegal or unenforceable provision so that such new provision is valid, legal and enforceable to the maximum extent permitted under the law.

8.8 Applicable Law and Interpretation. This Supply Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflicts of law. No provision of this Supply Agreement shall be construed against any party by reason of that party having drafted the same.

8.9 Counterparts. This Supply Agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10 Attorneys’ Fees. In the event of any dispute among the parties hereto relating to the subject matter of this Supply Agreement, the prevailing party shall be entitled to recover, in addition to any other damages assessed, its attorneys’ fees and costs incurred in the resolution of such dispute.

8.11 Notices. Every Notice shall be served personally or delivered by postage prepaid first class, certified return receipt requested, United States Mail or delivered by prepaid reputable overnight carrier that can confirm receipt (such as Federal Express) or by facsimile addressed to the parties at the addresses listed beneath their signatures to this Supply Agreement. Any Notice shall be deemed received, in the case of personal delivery, actual receipt; or in the case of mailing, the date of receipt or rejection as noted on the official receipt provided by the United States Postal Service; or in the case of overnight delivery, one (1) business day if timely deposited with the overnight carrier and telephone or other confirmation of delivery on such business day; or in the case of facsimile, commencement of the next business day with facsimile receipt of completed transmission. Any party may change its address by a notice given to the other party in the manner set forth above.

8.12 Third-Party Beneficiary. Each of UWG’s Affiliates is a third-party beneficiary of this Supply Agreement.

8.13 Dispute Resolution. All disputes arising under this Supply Agreement that cannot be amicably resolved shall be settled by binding arbitration in Los Angeles County, California, and judgment upon the award rendered may be entered in any court having jurisdiction thereof; provided, however, that if equitable relief is sought (including injunctive relief) by a party hereto for a breach of this Supply Agreement, then such party may, in its sole discretion, enforce such rights or seek such equitable relief by court action. Except as provided below, the arbitration shall proceed in accordance with the laws of the State of California. Any party requesting arbitration shall serve a written demand for arbitration on the other party. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. No later than twenty (20) calendar days after a demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the Los Angeles County Superior Court to act as the arbitrator. In the event that the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the Los Angeles County Superior Court for appointment of a retired judge to serve as an arbitrator. No later than ten (10) calendar days after appointment of an arbitrator, the parties shall jointly prepare and submit to the arbitrator a set of rules for arbitration. In the event that the parties cannot agree on the rules for the arbitration, the arbitrator shall establish the rules. No later than ten (10) calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing, which shall be in the English language, shall commence no later than one hundred twenty (120) calendar days after the arbitrator is appointed and shall continue from day to day until completed. The arbitrator shall issue his or her award in writing no later than twenty (20) calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless of whether any party fails or refuses to participate in the arbitration. The arbitrator is empowered to hear and determine all disputes between the parties hereto concerning the subject matter of this Supply Agreement, and the arbitrator may award money damages (but specifically not punitive damages), injunctive relief, specific performance, rescission, restitution, costs, and attorneys’ fees. In the event that any party serves a proper demand for arbitration under this Supply Agreement, all parties may pursue discovery in accordance with California Code of Civil Procedure Section 1283.05, the provisions of which are incorporated herein by reference, with the following exceptions: (a) The parties hereto may conduct all discovery, including depositions for discovery purposes, without leave of the arbitrator; and (b) all discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty (120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period. The arbitrator shall not have the power to amend this Supply Agreement in any respect.

8.14 WARRANTY DISCLAIMER. SUPPLIER DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE MERCHANDISE OR THE PERFORMANCE OR NONINFRINGEMENT THEREOF, DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO MERCHANDISE, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO RETAILER’S CUSTOMERS OR AGENTS. SUPPLIER HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS ABOVE ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

8.15 Authority. Each party hereto hereby represents and warrants to the other party hereto that (a) it has the full power and authority to enter into and consummate the transactions contemplated in this Supply Agreement, (b) all necessary approvals and consents have been obtained by it to enter into this Supply Agreement, and (c) entering into this Supply Agreement will not violate or cause a breach of any other supply agreements, judgments or orders to which it is a party.

9. Definitions and Interpretation.

9.1 Definitions. As used in this Supply Agreement, the following terms shall have the respective meanings set forth after each:

“Affiliate” means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Change in Control” shall mean, as to any Person, any change in the direct or indirect power to direct, or cause the direction of management or policies of such Person (whether through change in ownership of securities or partnership or other ownership interests; through acquisition, merger, amalgamation, or otherwise; through change in contractual relationships; or through any other means).

“Financing Obligation” shall mean the obligations incurred by Retailer pursuant to the Transaction Documents (as defined in the Exchange Agreement) and all other obligations incurred by Retailer to UWG or its Affiliates in connection with any other equity investments, leases, subleases or loans to Retailer or guaranties or credit support provided to Retailer by UWG or its Affiliates.

“GAAP” shall mean United States generally accepted accounting principles and practices, as such principles and practices are applied on a consistent basis with the principles and practices on which Retailer’s historical consolidated financial statements are based.

“Merchandise” shall mean any and all goods that the Retailer purchases, manufacturers, or otherwise obtains for resale to its customers at any retail location owned or controlled by Retailer from time to time during the term of this Supply Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, trust unincorporated organization or a government or any agency of political subdivision thereof.

“Product Categories” shall mean all UWG warehouse and program offerings as they may exist from time to time.

“Standard Terms” shall mean the terms and conditions for the distribution of goods and services by UWG as set forth in UWG’s Articles of Incorporation, Bylaws, rules, regulations, policies and announcements which govern the relationship between UWG and its member-patrons generally, or between UWG and any restricted class of its member-patrons that includes Retailer (which restricted class may be based on such factors as volume of purchases, size of orders or other factors related to the manner in which UWG conducts business). “Standard Terms” shall include informal rules, regulations, and policies adopted by UWG in written or unwritten form to govern such relationship, including ad hoc allocation policies adopted by UWG in times of merchandise scarcity.

“Supplier” means, as applicable, UWG, any Affiliates of UWG, or any other Person designated by UWG or an Affiliate of UWG with whom UWG or such Affiliate has a business relationship regarding such Person’s supplying food products or nonfood grocery items to UWG’s member-patrons or customers.

9.2 Accounting Terms. All accounting terms not specifically defined in this Supply Agreement shall be construed in conformity with, and all financial data required to be submitted by this Supply Agreement shall be prepared in conformity with, GAAP.

[END OF TEXT]

IN WITNESS WHEREOF, UWG and Retailer have each executed this Supply Agreement by their respective duly authorized officers as of the date first set forth above.

“Retailer”			“UWG”

C & K MARKET, INC.			UNIFIED WESTERN GROCERS, INC.

By:	/s/ Doug Nidiffer	By:	/s/ Christine Neal
	Doug Nidiffer		Christine Neal

Its:	President	Its:	Treasurer

Address:			Address:

615 5th Street			5200 Sheila Street
Brookings, OR 97415			Commerce, California 90040
Attn: Rex Scoggins			Attn: Chief Financial Officer
Telecopy: (541) 469-6717			Facsimile: (323) 265-4261

With a copy to:

Unified Western Grocers, Inc.
5200 Sheila Street
Commerce, California 90040
Attn: General Counsel
Facsimile: (323) 265-3716

SCHEDULE 1.1

Stores Owned or Operated by Retailer:

Store No & Location	Store No & Location	Store No & Location	Store No & Location

Ray’s Food Place #1 906 Chetco Ave Brookings, OR 97415	Ray’s Food Place #18 66 Michigan Avenue Bandon, OR 97411	Ray’s Food Place #36 15930 Dam Road Clearlake, CA 95422	Ray’s Food Place #48 190 Emerald Parkway Creswell, OR 97426

Shop Smart #2 97900 Shopping Ctr Ave. Harbor, OR 97415	Ray’s Food Place #23 175 N. Weed St. Weed, CA 96094	Ray’s Food Place #37 1500 Anna Sparks Way McKinleyville, CA 95519	Ray’s Shop Smart #49 953 Northcrest Dr. Crescent City, CA 95531

Ray’s Food Place #4 Highway 96 Hoopa, CA 95546	Ray’s Food Place #24 160 Morgan Way Mt. Shasta, CA 96067	Ray’s Food Place #38 3460 Broadway Eureka, CA 95503	Ray’s Food Place #50 48067 Highway 58 Oakridge, OR 97463

Ray’s Food Place #5 506 Main Street Rogue River, OR 97537	Ray’s Food Place #25 124 Collier Way Etna, CA 96027	Ray’s Food Place #39 25013 Hwy 126 Veneta, OR 97487	Ray’s Food Place #51 35831 Hwy 58 Pleasant Hill, OR 97455

Ray’s Food Place #7 5000 Valley West Blvd. Arcata, CA 95521	Ray’s Food Place #26 11307 Main Street Ft. Jones, CA 6032	Ray’s Food Place #40 1260 Lake Blvd. Davis, CA 95616	Ray’s Food Place #52 43622 Highway 299 E Fall River Mills, CA 96028

Ray’s Food Place #8 29560 Ellensburg Ave Gold Beach, OR 97444	Ray’s Food Whse #27 2525 Washburn Way Klamath Falls, OR 97603	Ray’s Food Place #41 210 SW Centuty Dr Bend, OR 97702	Ray’s Food Place #54 51370 Hwy 97 LaPine, OR 97739

Ray’s Food Place #9 126 E Pine Street Central Point, OR 97502	Ray’s Shop Smart #28 205 Watkins Street Cave Junction, OR 97523	Ray’s Food Place #42 1139 S Cloverdale Blvd Cloverdale, CA 95425	Ray’s Food Place #55 1555 Oregon Street Port Orford, OR 97465

Ray’s Food Place #10 735 N Main Street Phoenix, OR 97535	Ray’s Shop Smart #29 498 S. Pacific Highway Tri City, OR 97457	Ray’s Food Place #43 868 2nd Avenue Gold Hill, OR 97525	PriceLess Foods #56 811 East Central Sutherlin, OR 97479

Ray’s Food Place #12 3500 Merlin Rd. Merlin, OR 97526	Ray’s Food Place #30 625 M Street Crescent City, CA 95531	Ray’s Food Place #44 580 NE Broadway Waldport, OR 97394	Ray’s Food Place #57 4601 Carnes Rd. Roseburg, OR 97470

Murphy Select Market #14 7200 Williams Hwy Grants Pass, OR 97533	Ray’s Food Place #31 121 Montague Rd. Yreka, CA 96097	Ray’s Food Place #45 445 W. Hwy 20 Sisters, OR 97759	PriceLess Foods #58 151 Douglas Blvd. Winston, OR 97496

Ray’s Food Place #15 301 Fred Haight Drive Smith River, CA 95567	Ray’s Shop Smart #32 3430 Redwood Ave. Redway, CA 95560	PriceLess Foods #46 915 S. Main Street Yreka, CA 96097	Ray’s Food Place #59 330 Dakota Street Sutherlin, OR 97479

Ray’s Food Place #17 909 South Main St. Myrtle Creek, OR 97457	Ray’s Food Place #33 1718 S Main Street Willits, CA 95490	Ray’s Food Place #47 2009 Main Street Fortuna, CA 95540	Ray’s Food Place #60 1535 NE 3rd Prineville, OR 97754

Ray’s Food Place #61 11100 Hwy 62 Eagle Point, OR 97524